EXHIBIT 10(f)











                          NORTHROP CORPORATION

                        ERISA SUPPLEMENTAL PLAN 1

                       EFFECTIVE DECEMBER 1, 1993
                                ARTICLE I

                               Definitions


1.01 Company means the Company as designated in the Pension Plans.

1.02 Participant means any employee who (a) is eligible for benefits under one or both Pension Plans, (b) meets the eligibility requirements of Section 2.02 of this Plan and (c) and has not received full payment under the Plan.

1.03    Plan means the Northrop Corporation ERISA
        Supplemental Plan 1.

1.04 Pension Plan Benefits is defined in Section 2.08 of this Plan.

1.05    Pension Plan and Pension Plans mean the Northrop
        Retirement Plan and/or the Retirement Plan of
        Northrop Corporation, Electronic Systems
        DivisionRolling Meadows Site.

                               ARTICLE II

                 Eligibility for and Amount of Benefits


2.01 Purpose. The purpose of this Plan is simply to restore to employees of the Company the benefits they lose under the Pension Plans as a result of the benefit limits in section 415 of the Internal
        Revenue Code of 1986, as amended, or any successor section (section 415).

2.02 Eligibility. Each Participant is eligible to receive a benefit under this Plan if:

(a) he or she has vested in benefits under one or both Pension Plans;

(b) he or she has vested benefits reduced because of the application of section 415;
and

(c) he or she is not eligible to receive a benefit under the Northrop Corporation
Supplemental Retirement Income Plan for
Senior Executives.

2.03 Amount of Benefit. The benefit payable from the Company under this Plan to a Participant will equal the retirement benefit, if any, which would have been payable to the Participant under the terms of a Pension Plan but for the restrictions of section 415.
         The benefit payable under this Plan will be reduced by the amount of Pension Plan Benefits attributable to the applicable Pension Plan.
         Benefits under this Plan will only be paid to supplement benefit payments actually made from a Pension Plan. If benefits are not payable under a Pension Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Plan with respect to such Pension
        Plan.


2.04    Preretirement Surviving Spouse Benefit.
        Preretirement surviving spouse benefits will be payable under this Plan on behalf of a Participant if such Participants surviving spouse is eligible for preretirement surviving spouse benefits payable from a Pension Plan. The benefit payable will be the amount which would have been payable under the Pension Plan but for the restrictions of section 415.

The benefit payable under this Plan will be reduced by the amount of Pension Plan Benefits attributable to the applicable Pension Plan.

No benefit will be payable under this Plan with respect to a spouse after the death of that spouse.

2.05 Forms and Times of Benefit Payments. The Company will determine the form and timing of benefit payments in its sole discretion. However, for payments made to supplement those of a particular
        Pension Plan, the Company will only select among the options available under that Pension Plan, using the same actuarial adjustments used in that Pension Plan.
         Whenever the present value of the amount payable under the Plan does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following termination of employment. The lump sum will be calculated using the factors and methodology described in Section
        3.06 below.

2.06 Beneficiaries and Spouses. If the Company selects a form of payment which includes a survivor benefit, the Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.
         If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent.
        Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.
         The Participants spouse will be the spouse as determined under the underlying Pension Plan.

2.07 Plan Termination. No further benefits may be earned under this Plan with respect to a particular Pension Plan after the termination of such Pension Plan.

2.08    Pension Plan Benefits. The term Pension Plan
        Benefits generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Pension Plan.
        However, this Plan is only intended to remedy pension reductions caused by the operation of section 415 and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term Pension Plan Benefits shall be deemed to mean the benefits that would have been actually payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a) A reduction in pension benefits as a result of a distress termination (as described in ERISA Section 4041(c) or any comparable successor provision of law) of a Pension Plan. In such a case, the Pension
Plan Benefits will be deemed to refer to the payments that would have been made from the Pension Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA Section 4041(b) or any comparable successor provision of law).

(b) A reduction of accrued benefits as
permitted under section 412(c)(8) of the Internal Revenue Code of 1986, as amended, or any comparable successor provision of law.

(c) A reduction of pension benefits as a result of payment of all or a portion of a Participants benefits to a third party on behalf of or with respect to a Participant.

                               ARTICLE III

                            Lump Sum Election


3.01 In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. This Article does not apply to active employees (Section 3.04) in cases where benefits do not exceed $10,000 and so are automatically payable in lump sum form under
        Section 2.06.

3.02 Retirees Election. Participants and Participants beneficiaries already receiving monthly benefits under the Plan at its inception will be given a one-time opportunity to elect a lump sum payout of future benefit payments. The election must be made within a 45-day period determined by the Company.
        Within its discretion, the Company may delay the commencement of the 45-day period in instances where the Company is unable to timely communicate with a particular payee.

The determination as to whether a payee is already receiving monthly benefits will be made at the beginning of the 45-day period.

Elections to receive a lump sum must be made in writing and must include spousal consent if the payee (whether the Participant or beneficiary) is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

An election (with spousal consent, where required) to receive the lump sum made at any time during the 45-day period will be irrevocable. If no proper election has been made by the end of the 45-day period, payments will continue unchanged in the monthly form that had previously been applicable.

3.03 Retirees Lump Sum. If a retired Participant makes a proper election under Section 3.02 within the 45-day period, monthly payments will continue in the previously applicable form for 12 months. As of the first of the 13th month, the present value of the remaining benefit payments will be paid to the Participant (or survivor, as appropriate) in a single lump sum.

3.04 Actives Election. Participants who are still employed by the Company may elect to have their benefits paid in the form of a single lump sum under this Section. Such an election may be made at any time during the 60-day period prior to termination of employment and covers both--

(a) Benefits payable to the Participant during his or her lifetime, and

(b) Survivor benefits (if any) payable to the Participants beneficiary, including preretirement death benefits (if any) payable to the Participants spouse.

An election, once made, cannot be revoked.

Elections to receive a lump sum must be made in writing and must include spousal consent if the payee is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.05 Actives Lump Sum. If a Participant terminates employment with a proper lump sum election in effect under Section 3.04, the lump sum will be payable as of the first of the month following the later of termination of employment or 12 months after the lump sum election.

However, if the Participant dies prior to commencement of benefits, and the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit, the lump sum will be payable as of the first of the month following the date of the Participants death.

If the lump sum is not immediately payable after retirement in accordance with the first paragraph of this Section, monthly benefit payments will commence the first of the month following termination of employment. Payments will be made:

(a) in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participants life, or

(b) in the case of a Participant who is
married on the date benefits are scheduled to commence, based on a joint and survivor annuity form with the Participants spouse as the survivor annuitant and with the survivor benefit equal to 50% of the Participants benefit, determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop
Retirement Plan.

3.06 Calculation of Lump Sum. The factors to be used in calculating the lump sum are as follows:

Interest: Whichever of the following two rates that produces the smaller lump sum:

(1)   the discount rate used by the
      Company for the interest assumption
      used by the Company for purposes of
      Statement of Financial Accounting
      Standards No. 87 of the Financial
      Accounting Standards Board as
      disclosed in the Companys annual
      report to shareholders for the year
      end immediately preceding the date
      of distribution, or

(2)   the PBGC interest rate (or rates)
      that would be used to calculate a
      lump sum value for the benefit
      under the Northrop Retirement Plan
      (taking into account the
      differential for lump sums over
      $25,000).

Mortality: 1983 Group Annuity Mortality
table.

Increase in Section 415 Limit: 4% per year.

Age: Age rounded to the nearest month on the date the lump sum is payable.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.





The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

For example, assume a Participant is
receiving benefit payments in the form of a 50% joint and survivor annuity.

If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits to be paid to both the Participant and the survivor.

If only the survivor is alive, the
calculation will be based solely on the
remaining 50% survivor benefits to be paid to the survivor.

If only the Participant is alive, the
calculation will be based solely on the
remaining benefits to be paid to the
Participant.

In the case of a Participant who dies prior to commencement of benefits so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

No lump sum payment will be made if:

The Participant is receiving monthly benefit payments in a form that does not provide for survivor benefits and the Participant dies before the time the lump sum payment is due.

The Participant is receiving monthly benefit payments in a form that does provide for survivor benefits but the Participant and the beneficiary both die before the time the lump sum payment is due.

3.07 Spousal consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.

A Participant will be considered married for purposes of the spousal consent requirement if he or she is married on the date of his or her election.

                               ARTICLE IV

                              Miscellaneous


4.01 Amendment and Plan Termination. The Company may, in its sole discretion, through action of the Board of Directors or its delegate, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.

(a) Except as provided in (f), no amendment, suspension or termination of the Plan may, without the consent of a Participant, affect the Participants right or the right of the surviving spouse to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant.

(b) The Participants rights to benefits following any amendment which are preserved by (a) will be determined as if he or she terminated employment immediately prior to the adoption of the amendment (or its effective date, if later). The determination in the preceding sentence will be based on the relevant factors at that time, such as the Participants compensation history, service credits and Code limitations on benefits.

(c) However, the determination in (b) will be adjusted to take into account any post-amendment increases in benefits provided by the Pension Plans.

Example: Assume an amendment eliminates all future benefits under the Plan. Assume that as of the date of the amendment, a Participants level of benefits under the Plan is $150/month less a Pension Plan benefit of $100/month, leaving the Participant a net benefit of $50. Under paragraph (b), the Participants right to that $50 would be preserved.

However, assume that later the Participants
Pension Plan benefit increases to $130/month.
Under the provisions of this paragraph (c), for future months, the Participant would only be entitled to $20 under this Plan.

(d) In addition, the determination in (b) will also be adjusted to take into account post-amendment decreases in a participants compensation.

(e) The rights of surviving spouses claiming benefits under the Plan with respect to a Participant will be preserved and limited in the same fashion as a Participants benefits.

(f) The Company may, in its sole discretion, through action of the Board of Directors or its delegate, amend or eliminate any of the provisions of the Plan with respect to lump sum distributions at any time, including the calculation factors of Section 3.06. This applies whether or not a Participant has already made a lump sum election.

4.02 Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

4.03 Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

4.04 Nonduplication of Benefits. This Section applies if, despite Section 4.03, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity. Actuarial value will be determined using the factors and methodology described in Section 3.06 above.

4.05 Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue
        Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-
        65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

4.06 Construction. The Company shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

4.07 Governing Law. This Plan shall be governed by the law of the State of California, except to the extent superseded by federal law.

4.08 Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

4.09 Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.